Exhibit 10.34

Notice of Stock Option Grant

SENSUS

2007 STOCK OPTION PLAN

NOTICE OF STOCK OPTION GRANT

FOR NON-EMPLOYEE DIRECTORS—NQSO

You (the “Participant”) have been granted the following option (“Option”) to purchase Class B Common Shares of Sensus (Bermuda 1) Ltd. (the “Company”), par value US$0.01 per share (the “Shares”), pursuant to the Sensus 2007 Stock Option Plan (the “Plan”):

Name of the Participant:	[ ]

Total Number of Shares Subject to Option:	[ ]

Type of Option:	Nonqualified Stock Option (“NQSO”)

Option Exercise Price Per Share:	[ ]

Effective Date of Grant (“Grant Date”):	[ ]

Vesting Schedule:	Subject to the terms of the Plan and the attached Nonqualified Stock Option Agreement (the “Agreement”), the right to exercise this Option shall vest as follows:

	Date	Percentage of Shares
	Second anniversary of Grant Date	40%
	Third anniversary of Grant Date	20%
	Fourth anniversary of Grant Date	20%
	Fifth anniversary of Grant Date	20%

Expiration Date:	[ ]

	This Option may expire earlier upon termination of your service as a director of the Company (“Service”) as provided in the Plan or the Agreement.

Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Plan.

By your signature and the signature of the Company’s representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the Plan and the Nonqualified Stock Option Agreement, both of which are attached to and made a part of this document.

PARTICIPANT:	SENSUS (BERMUDA 1) LTD.

By:

Signature:	Title:

Date:	Date:

SENSUS (BERMUDA 1) LTD.

NONQUALIFIED STOCK OPTION AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

1.	Grant of Option

(a) On the terms and conditions set forth in the Notice of Stock Option Grant (the “Grant Notice”) attached hereto and this Nonqualified Stock Option Agreement (the “Agreement”), the Company grants to the Participant on the Grant Date specified in the Grant Notice the option (the “Option”) to purchase at the Option Exercise Price specified in the Grant Notice the number of Shares set forth in the Grant Notice. The Option Exercise Price is agreed to be at least 100% of the Fair Market Value per Share on the Grant Date.

(b) The Option is granted pursuant to the Plan, a copy of which the Participant acknowledges having received. All terms, provisions and conditions applicable to the Option set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in this Agreement and not otherwise defined in Section 9 hereof or elsewhere herein shall have the meanings ascribed to them in the Plan.

2.	Limitations on Transfer of Options; Management Shareholders Agreement

(a) The Option shall be subject to the limitations on transfer set forth in Section 5.7 of the Plan.

(b) The issuance of any Shares pursuant to any exercise of the Option provided for hereby is conditioned upon the Participant’s execution and delivery of the Management Shareholders Agreement, and no such issuance shall be made prior to such execution and delivery. All Shares issued pursuant to any exercise of the Option shall be subject to the limitations on transfer and other restrictions set forth in the Management Shareholders Agreement.

3.	Right to Exercise; Procedure for Exercise

(a) The Option may be exercised, in whole or in part, prior to expiration to the extent it is vested. The Grant Notice contains the Option vesting schedule (the “Vesting Schedule”). In the event of the termination of the Participant’s Service with the Company, the Option shall not vest with respect to any further Shares beyond those with respect to which it has vested as of the effective date of such termination of Service except as otherwise specifically provided in Section 4.

(b) Notwithstanding Section 3(a), the Option will become fully vested upon the consummation of a sale of all of the shares or all or substantially all of the assets of the Company, whether by sale, merger, amalgamation, combination, consolidation or similar business transaction.

(c) The exercise procedures set forth in Section 5.6 of the Plan shall govern the exercise of the Option.

4.	Term and Expiration

(a) Basic Term. Subject to earlier termination pursuant to the terms hereof, the Option shall expire on the expiration date set forth in the Grant Notice, which date is 10 years after the Effective Date of Grant. Notwithstanding any other provision of the Plan or this Agreement or any other agreement between the parties, in no event shall the Option be exercisable after the expiration date set forth in the Grant Notice.

(b) Expiration Following Termination of Service.

(i)	Termination for Material Breach. Notwithstanding anything to the contrary in the Plan, this Agreement or any other agreement between the parties, if the Participant’s Service with the Company is terminated at any time by the Company for Material Breach, the Option shall cease to be exercisable, whether or not vested, and shall be terminated upon the effective date of such termination; provided, however, that if the Participant is a resident of California at the time of his or her termination and the reason for the Participant’s termination would not constitute “cause” within the meaning of California law, the Option shall, to the extent vested and exercisable at the time of termination, remain exercisable for a period of thirty (30) days following the effective date of such termination, after which time the Option shall terminate and cease to be exercisable. For the avoidance of doubt, vesting of the Option prior to the second anniversary of the Grant Date would occur only under Section 3(b) while the Participant is in Service.

(ii)	Voluntary Termination Within Two Years of Grant Date. If the Participant’s Service with the Company is terminated by the Participant pursuant to a Voluntary Termination on or prior to the second anniversary of the Grant Date, the Option shall cease to be exercisable, whether or not vested, and shall be terminated upon the effective date of such termination; provided, however, that subject to the vesting requirements and provisions set forth in Section 3, the Option shall, to the extent vested and exercisable at the time of termination, remain exercisable for a period of thirty (30) days following the effective date of such termination, after which time the Option shall cease to be exercisable, whether or not vested, and shall be terminated. For the avoidance of doubt, vesting of the Option prior to the second anniversary of the Grant Date would occur only under Section 3(b) while the Participant is in Service.

(iii)	Expiration Following Termination for Other Than Material Breach; Voluntary Termination After the Second Anniversary of Grant Date. If the Participant’s Service with the Company is terminated (x) at any time by the Company for no reason or any reason other than Material Breach or (y) by the Participant pursuant to a Voluntary Termination after the second anniversary of the Grant Date, subject to terms and conditions of this Agreement and to the extent vested and exercisable at the time of termination, the Option shall remain exercisable through the expiration date of the Option set forth in the Grant Notice. Any portion of the Option that is not vested and exercisable as of the date of termination shall, subject to the terms and conditions of this Agreement, continue to vest in accordance with the vesting schedule set forth in the Grant Notice (and, if applicable, in accordance with Section 3(b)) and any such portion which becomes vested after the date of the Participant’s termination will remain exercisable through the expiration date of the Option as set forth in the Grant Notice.

(iv)	Expiration Following Death or Disability of the Participant. If the Participant dies or if the Participant’s Service is terminated as a result of Disability, in either case before the expiration of the Option, the Option may be exercised by the Participant (or, in the case of his death, by the personal representative of the Participant or by any person who has acquired this Option directly from the Participant by will, bequest or inheritance), but only to the extent that, and on the same terms that, the Option was vested and exercisable upon the Participant’s termination of Service. For the avoidance of doubt, no portion of the Option which was not vested and exercisable at the time of the Participant’s death or termination of Service as a result of Disability shall thereafter become vested and exercisable.

5. Company’s Right to Repurchase Shares. Anything to the contrary herein notwithstanding, in the event that the (x) Committee determines that the Participant has engaged in conduct in violation of this Agreement, or (y) the Participant’s Service with the Company has been terminated, all or any portion of any Shares issued to the Participant upon exercise of the Option shall be subject to repurchase as described in this Section 5. The purchase price for any Shares to be purchased pursuant to this Section 5 is payable, at the option of the Company, in cash, Three Year Junior Notes or a combination thereof.

(a) Call of Shares Upon Termination for Material Breach. Call of Shares Upon Voluntary Termination On or Prior to the Third Anniversary of Grant Date. If the Participant’s Service with the Company is terminated (x) at any time by the Company for Material Breach or (y) by the Participant pursuant to a Voluntary Termination on or prior to the third anniversary of the Grant Date, subject to applicable law, including the Companies Act of 1981 of Bermuda, the Company may repurchase all or any portion of any Shares issued to the Participant upon exercise of the Option at a price per share equal to the lower of the Exercise Price per Share paid by the Participant or the Repurchase Price of the Shares.

(b) Call of Shares Upon Termination for Other Than Material Breach; Voluntary Termination after the Third Anniversary of Grant Date. If the Participant’s Service with the Company is terminated (x) at any time by the Company for no reason or any reason other than Material Breach or (y) by the Participant pursuant to a Voluntary Termination after the third anniversary of the Grant Date, subject to applicable law, including the Companies Act of 1981 of Bermuda, the Company may repurchase all or any portion of any Shares issued to the Participant upon exercise of the Option at a purchase price per share equal to the Repurchase Price per Share.

(c) Expiration of Repurchase Option. If the Company does not deliver to the Participant a written notice (a “Call Notice”) of its intention to exercise the call rights set forth in this Section 5 within six months of the later of termination of Service of the Participant or violation of this Agreement by the Participant, as applicable, or the date of issuance of the Shares with respect to which any such call right is exercised, such call rights will expire. This Section 5 shall terminate upon the consummation of a sale of all of the capital stock or all or substantially all of the assets of the Company, whether by sale, merger, amalgamation, combination, consolidation or similar business transaction.

(d) Restrictions on Payments by the Company. Notwithstanding anything to the contrary contained in this Agreement, all repurchases pursuant to this Section 5, including issuances of and payments by the Company on the Three Year Junior Notes, shall be subject to (i) applicable restrictions contained in any applicable law, (ii) restrictions contained in the Company’s and its subsidiaries’ debt and equity financing agreements, including the Credit Agreement and the Indenture, each as amended and in effect from time to time, and any Senior Indebtedness (as defined in the Three Year Junior Notes) and (iii) the availability of cash to make any lump sum cash payments. If any such restrictions or unavailability prohibit the repurchase of Shares hereunder which the Company is otherwise entitled or required to make, the Company may make such repurchases as soon as it is permitted to do so under such restrictions.

(e) Timing Considerations. In the event the Company makes payments in cash pursuant to the provisions of this Section 5, such payments will be made within ninety (90) days of the date of the call. In the event that the Company makes payments in Three Year Junior Notes, such notes will be executed and delivered within ninety (90) days of the date of the call.

6.	Non-Competition/Non-Disclosure Provisions.

(a) Non-Competition. In consideration of this Agreement, the Participant covenants and agrees that during the Restricted Period, the Participant shall not, subject to this Section 6, without the express written approval of the Board of Directors of the Company (other than the Participant), directly or indirectly, in one or a series of transactions, own, manage, operate, control, invest or acquire an interest in, whether as a proprietor, partner, shareholder, member, lender, director, officer, employee, joint venturer, investor, lessor, supplier, customer, agent, representative or other participant, or otherwise engage or participate in, whether as a proprietor, partner, shareholder, member, lender, director, officer, employee, joint venturer, investor, lessor, supplier, customer, agent, representative or other participant, any business which competes, directly or indirectly, with the Business in the Market (a “Competitive Business”) without regard to (i) whether the Competitive Business has its office, manufacturing or other business facilities within or without the Market, (ii) whether any of the activities of the Participant referred to above occur or are performed within or without the Market or (iii) whether the Participant resides, or reports to an office, within or without the Market; provided, however, that (x) the Participant may, anywhere in the Market, directly or indirectly, in one or a series of transactions, own, invest or acquire an interest in up to two percent (2%) of the capital stock of a corporation whose capital stock is traded publicly, and that (y) the Participant may accept employment or service with a successor company to the Company.

(b) Non-Solicitation. Subject to this Section 6, the Participant shall not during the Restricted Period and thereafter (i) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, shareholder, member, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, customer, supplier, agent, representative or any other person which has a business relationship with the Company or its Related Companies or had a business relationship with the Company or its Related Companies within the twenty-four (24) month period preceding the date of the incident in question, to discontinue, reduce or modify such employment, agency or business relationship with the Company or its Related Companies, or (ii) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is then (or was at any time within twelve (12) months prior to the date the Participant or the Competitive Business employs or seeks to employ such person) employed or retained by the Company or its Related Companies. Notwithstanding the foregoing, nothing herein shall prevent the Participant from providing a letter of recommendation to an employee with respect to a future employment opportunity.

(c) Non-Disclosure. The Participant further agrees, during the Restricted Period and thereafter, that the Participant will not, directly or indirectly in one or a series of transactions disclose to any person or use or otherwise exploit for the Participant’s own benefit or for the benefit of anyone other than the Company or its subsidiaries any Confidential Information (as defined below) whether prepared by the Participant or not provided, however, that any Confidential Information may be disclosed to officers, representatives, employees and agents of the Company or its Related Companies who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the Business. The Participant shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Company or its Related Companies, except as required in his normal course of Service with the Company. The Participant shall use his commercially reasonable efforts to cause all persons or entities to whom Confidential Information shall be disclosed by the Participant hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. The Participant shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, the Participant shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. At the request of the Company, the Participant agrees to deliver to the Company all Confidential Information which the Participant may possess or control. The Participant agrees that all Confidential Information of the Company and its Related Companies (whether now or hereafter existing) conceived, discovered or made by him during his Service with the Company or its Related Companies exclusively belongs to the Company and its Related Companies (and not to the Participant). The Participant will promptly disclose such Confidential Information to the Company and its Related Companies and perform all actions reasonably requested by the Company and its direct and indirect subsidiaries to establish and confirm such exclusive ownership. As used herein, the term “Confidential Information” means any confidential information including, without limitation, any study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, trademark, trade name, service mark, service name, “know-how”, trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source of object codes), processes, procedures, formulas, improvements or other proprietary or intellectual property of the Company or its Related Companies, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that becomes generally available to the public other than as a result of a disclosure by the Participant not permissible hereunder.

(d) Non-Disparagement. The Participant agrees that during the Restricted Period and thereafter, that he shall not make any false, defamatory or disparaging statements about the Company or its Related Companies or the officers or directors of the Company or its Related Companies. During and after the Participant’s Service with the Company or its Related Companies, the Company agrees on behalf of itself and its Related Companies that neither the officers nor the directors of the Company or its Related Companies shall make any false, defamatory or disparaging statements about the Participant.

(e) Specific Performance. All the parties hereto agree that their rights under this Section 6 are special and unique and that violation thereof would not be adequately compensated by money damages and each grants the others the right to specifically enforce (including injunctive relief where appropriate) the terms of this Agreement.

7. Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement. For purposes of this Agreement the following terms shall have the meaning as set forth below:

(a) “Business” means the business of providing the following products and/or services:

(i)	Residential Water Meters (Velocity, Positive Displacement, Piston, Ultrasonic, Magnetic or otherwise);
(ii)	Commercial / Industrial Water Meters (Turbine, Combination, Propeller, Irrigation, Fire Hydrant, Fire Service, or otherwise);
(iii)	Sub Meters - Water, Gas, Electric and Heat;
(iv)	Residential Gas Meters (Diaphragm and Ultrasonic);
(v)	Intermediate and Large Capacity Gas Meters (Diaphragm and Ultrasonic);
(vi)	Turbine Gas Meters;
(vii)	Pressure Regulation Products;
(viii)	Correlative Natural Gas, Energy and Density Measurement Products;
(ix)	Single phase and Polyphase Solid-State Electricity Meters and other Electricity Meters;
(x)	Heat Meters (Velocity and Ultrasonic);
(xi)	Heat Integrators;
(xii)	Bulk Hot Water Meters;
(xiii)	Automatic Meter Reading Devices or Systems for any of the foregoing;
(xiv)	Meter Test Equipment for any of the foregoing;
(xv)	Instrumentation for any of the foregoing;
(xvi)	Any goods or services provided by the Company’s subsidiary, Sensus, Inc., as a result of Sensus Inc.’s acquisition of the assets and/or business it purchased from Advanced Metering Data Systems, L.L.C., including, without limitation, technology, equipment, applications, software and/or monitoring services in respect of (i) automatic meter reading and infrastructure, (ii) radio frequency based control, (iii) tower telemetry, (iv) sub-metering, and/or (v) equipment monitoring;
(xvii)	Meter accuracy testing and recalibration services;
(xviii)	Project management services related to Metering and AMR activities;
(xix)	Pipe Repair, Pipe Tapping and Pipe Joining Products;
(xx)	High Pressure, Low Porosity Aluminum Die Castings;
(xxi)	Services to utilities related to the procurement, testing, repair and management of meter populations;
(xxii)	Software applications sold, licensed or offered as a service to utilities and used to (i) manage billing, meter data, and equipment status or (ii) control distribution or measurement equipment for utilities and submetering entities;
(xxiii)	Any goods or services provided by the Company’s subsidiary, Sensus, Inc., as a result of Sensus Inc.’s acquisition of the assets and/or business it purchased from Telemetric Corporation; and

(xxiv)	In-home water, gas, and/or electricity consumption monitoring, control or reporting devices, including, but not limited to programmable communicating thermostats, load controllers, display panels and related communication systems and technology.

(b) “Credit Agreement” shall mean the Credit Agreement, dated as of December 17, 2003, among Sensus Inc., a Delaware corporation, Sensus (LuxCo 2) S.AR.L, Sensus (Bermuda 2) Ltd., a company organized under the laws of Bermuda, the Lenders (as defined therein), Credit Suisse First Boston, as administrative and collateral agent for the lenders as such agreement may be amended, waived or otherwise modified from time to time.

(c) “Determination Period” shall mean last four consecutive completed fiscal quarters as set forth on the audited financial statements of the Company immediately preceding the “call” exercised pursuant to Section 2 for which Repurchase Price shall be used to determine the repurchase price.

(d) “Disability” means due to physical or mental disability the Participant is unable to perform, and does not perform, as certified by a mutually agreeable competent medical physician, his material duties owed to the Company or its subsidiaries hereunder for one hundred and eighty (180) days in any continuous two hundred and ten (210) day period. The final determination of Disability shall be made in the reasonable judgment of the Board of Directors of the Company (other than the Participant).

(e) “EBITDA” shall have the meaning set forth in the Indenture.

(f) “Indenture” shall mean the Indenture, dated as of December 17, 2003, relating to the Senior Subordinated Notes of Sensus Inc., as such indenture may be amended, waived or otherwise modified from time to time.

(g) “Management Shareholders Agreement” means the Management Subscription and Shareholders Agreement, dated March 5, 2004, among the Company and the shareholders party thereto, as amended from time to time in accordance with its terms.

(h) “Market” means any county, province or similar local jurisdiction in the United States of America, Canada, or any other country in which the Business was conducted by or engaged in by the Company or any of its subsidiaries on the date hereof or is conducted or engaged in by the Company or any of its subsidiaries at any time when this Option remains outstanding.

(i) “Material Breach” means:

(i) the Participant’s breach of any of the Participant’s fiduciary duties to the Company, its Related Companies or its shareholders or making of a willful misrepresentation or omission which breach, misrepresentation or omission would reasonably be expected to materially adversely affect the business, properties, assets, condition (financial or other) or prospects of the Company or its subsidiaries;

(ii) the Participant’s willful, continual and material neglect or failure to discharge the Participant’s duties, responsibilities or obligations prescribed by this Agreement or of any other agreement between the Company or its Related Companies or by the Company (other than arising solely due to physical or mental disability);

(iii) the Participant’s habitual drunkenness or substance abuse which materially interferes with the Participant’s ability to discharge the Participant’s duties, responsibilities or obligations prescribed by the Company or its Related Companies;

(iv) the Participant’s violation of any non-competition, non-disparagement or confidentiality agreement with the Company or its direct or indirect subsidiaries, including without limitation, those set forth in Section 6 of this Agreement, or any other agreements with the Company or its direct or indirect subsidiaries; and

(v) the Participant’s gross neglect of the Participant’s duties and responsibilities, as determined by the Company’s Board of Directors (other than the Participant); provided; for purposes of clauses (i)-(iv) above, to the extent such conduct is able to be remedied or cured by the Participant, and such conduct is not cured or remedied after the Company or its Board of Directors (other than the Participant) has provided the Participant with thirty (30) days’ written notice of such circumstances and the possibility of a Material Breach in reasonable detail, and the Participant fails to cure such circumstances and Material Breach within those thirty (30) days. No act or omission shall be deemed gross neglect if done, or omitted to be done, in good faith by the Participant based upon a resolution duly adopted by the Company’s Board of Directors (other than the Participant). Whether a breach can be cured or remedied shall be determined by the Board of Directors (other than the Participant) in its sole discretion.

(j) “Related Company” means all direct and indirect subsidiaries of the Company.

(k) “Regulations” means any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority.

(l) “Repurchase Price” shall mean the quotient obtained by dividing (i) an amount equal to (A) the product of 5.0 multiplied by EBITDA for the Determination Period less (B) the aggregate amount of Indebtedness, as defined in the Credit Agreement, including, but not limited to, indebtedness for borrowed money and capitalized leases of the Company as of the end of the Determination Period (including, without limitation, interest accrued but unpaid or paid-in-kind as of the end of the Determination Period) less (C) the aggregate liquidation value of the Series A Preference Shares, Series B Preference Shares and the Series C Preference Shares of the Company outstanding at the end of the Determination Period (including, without limitation, dividends accrued but unpaid or paid-in-kind in respect of such preference share as of the end of the Determination Period) less (D) the aggregate liquidation value of the Class A Common Shares of the Company outstanding at the end of the Determination Period less (E) the aggregate liquidation value of any class or series of equity securities of the Company ranking senior in right of payment upon a liquidation of the Company to the Class B Common Shares outstanding at the end of the Determination Period less (F) the aggregate amount that would have been payable by the Company in respect of any equity appreciation or similar rights outstanding as of the end of the Determination Period assuming the exercise in full of any and all such rights (whether vested or not) as of such date, by (ii) the aggregate number of Class A Common Shares and Class B Common Shares issued and outstanding on a fully diluted basis as of the last day of the Determination Period. For this purpose, “fully diluted basis” shall assume the full exercise of all outstanding options, warrants, stock appreciation and other rights in relation to Common Shares and the full conversion (if dilutive) of all convertible securities, and other obligations, irrespective of whether then exercisable or convertible, and further irrespective of any vesting, repurchase, call or other restrictions or limitations. Notwithstanding the foregoing, the Committee may, in its sole discretion, reduce either the amount contemplated by clause (i), above, or the number of shares contemplated by clause (ii) above, to the extent necessary to avoid the inappropriate inclusion of both the liquidation preference of a particular security and the shares into which such security is convertible in such respective calculations.

(m) “Restricted Period” shall mean the period during which the Participant is a director of the Company or any of the Related Companies and the period of 24 months from and after the date of termination of Service.

(n) “Voluntary Termination” means a voluntary termination of Service with the Company by the Participant for any reason or no reason other than death or Disability.

8. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been exercised or distributed, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement, the Plan and the Company’s Bye-Laws. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Executive Team in such form and at such time as the Executive Team shall require. If a deceased the Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased the Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary. Any rights of a beneficiary and benefits distributable to a beneficiary under this Agreement shall be subject to the terms and restrictions of the Company’s Bye-Laws.

9. Tax Withholding. The Company may make such provisions as are necessary for the withholding of all applicable taxes on the Option, in accordance with Article 8 of the Plan.

10. Rights as a Shareholder. Neither the Participant nor the Participant’s representative shall have any rights as a shareholder with respect to any Shares subject to this Option until the Option has been exercised and Share certificates have been issued to the Participant or representative, as the case may be.

11. Ratification of Actions. By accepting the Option, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated the Participant’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Grant Notice by the Company, the Board, or the Committee.

12. Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Participant at the address that he or she most recently provided in writing to the Company.

13. Defense of Claims. The Participant agrees that, for the period beginning on the date hereof, and continuing for a reasonable period after termination of Service with the Company or its Related Companies, the Participant will cooperate with the Company in defense of any claims that may be made against the Company and its Related Companies and affiliates, and will cooperate with the Company in the prosecution of any claims that may be made by Company and its Related Companies and affiliates, to the extent that such claims may relate to services performed by the Participant for the Company and its Related Companies and affiliates. The Participant agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company and its Related Companies and affiliates. The Company agrees to reimburse the Participant for all of the Participant’s reasonable out-of-pocket expenses associated with such cooperation, including travel expenses. For periods during and following the Participant’s Service with the Company, the Company agrees to provide reasonable compensation to the Participant for such cooperation in addition to reimbursement of expenses and his reasonable attorneys’ fees, if any. To the extent that any such reimbursements are taxable to the Participant, such reimbursements shall be paid to the Participant only if the amount of the expenses that are eligible for reimbursement during one calendar year may not affect the amount of reimbursements to be provided in any subsequent calendar year, the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and the right to reimbursement of the expenses shall not be subject to liquidation or exchange for any other benefit.

14. Severability. In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

15. Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

16. APPLICABLE LAW; FORUM; WAIVER OF JURY TRIAL. THE PROVISIONS OF THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF ANY JURISDICTION. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (1) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO INSTITUTE ANY LITIGATION,

PROCEEDING OR OTHER LEGAL ACTION IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE SOUTHERN DISTRICT OF NEW YORK, WHETHER A STATE OR FEDERAL COURT; (2) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT DESCRIBED IN CLAUSE (1) OF THIS SECTION 16 AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION 16 SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN THE SOUTHERN DISTRICT OF NEW YORK); (3) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; (4) AGREE, AFTER CONSULTATION WITH COUNSEL, TO WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT; (5) AGREE TO DESIGNATE, APPOINT AND DIRECT AN AUTHORIZED AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS AND DOCUMENTS IN ANY LEGAL PROCEEDING IN THE SOUTHERN DISTRICT OF NEW YORK; (6) AGREE TO PROVIDE THE OTHER PARTIES TO THIS AGREEMENT WITH THE NAME, ADDRESS AND FACSIMILE NUMBER OF SUCH AGENT; (7) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH HEREIN FOR COMMUNICATIONS TO SUCH PARTY; (8) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (9) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IN THE EVENT OF ANY BREACH OF THIS AGREEMENT, THE NON-BREACHING PARTY WOULD BE IRREPARABLY HARMED AND COULD NOT BE MADE WHOLE BY MONETARY DAMAGES, AND THAT, IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY, THE PARTIES SHALL BE ENTITLED TO SUCH EQUITABLE OR INJUNCTIVE RELIEF AS MAY BE APPROPRIATE. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 16 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OF A NEW YORK FEDERAL OR STATE COURT, OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SUCH A JUDGMENT, IN ANY OTHER APPROPRIATE JURISDICTION.

17. Administration. The authority to administer and interpret this Agreement shall be vested in the Committee, and the Committee shall have all the powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

18. Plan Governs. The terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company. The Plan is hereby incorporated herein by reference into and forms a part of this Agreement.

PARTICIPANT:	SENSUS (BERMUDA 1) LTD.

By:

Signature:	Title:

Date:

Date:

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